The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Buffered PLUS and we are not soliciting an offer to buy the Buffered PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 19, 2018

March 2018 Registration Statement No. 333-212571 Pricing Supplement dated March , 2018 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. If the final underlier value of each underlier is greater than its initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the worse performing underlier. If the final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount, at maturity investors will receive the stated principal amount. However, if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount for every 1% decline of the worse performing underlier beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The payment at maturity on the Buffered PLUS is based solely on the worse performing underlier and you will not benefit from the performance of the better performing underlier. Therefore, investors will receive a positive return on their investment only if the final underlier value of each underlier is greater than its initial underlier value but investors may lose up to 90% of their initial investment if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, even if the other underlier appreciates or does not decline as much. The Buffered PLUS are for investors who seek an equity index-based return and who are willing and able to risk a significant portion of their principal based on exposure to the worse performing underlier and forgo current income in exchange for the leverage feature and the limited protection against negative performance of the worse performing underlier. The Buffered PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Buffered PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference assets*:	S&P MidCap 400® Index (Bloomberg ticker symbol “MID<Index>”) (the “MID Index”) and S&P SmallCap 600® Index (Bloomberg ticker symbol “SML<Index>”) (the “SML Index”) (each an “underlier” and together the “underliers”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Initial issue price:	$10 per Buffered PLUS (see “Commissions and initial issue price” below)
Pricing date†:	March 29, 2018
Original issue date†:	April 4, 2018
Valuation date†:	October 29, 2020
Maturity date†:	November 3, 2020
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•    If the final underlier value of each underlier is greater than its initial underlier value:

$10 + leveraged upside payment

•    If the final underlier value of either underlier is less than or equal to its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount of 10%:

$10

•    If the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount of 10%:

($10 × underlier performance factor of the worse performing underlier) + $1.00

This amount will be less than the stated principal amount of $10, but will be at least $1.00. Investors may lose up to 90% of their initial investment in the Buffered PLUS. Any payment on the Buffered PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return of the worse performing underlier
Leverage factor:	At least 108.80%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	10%. As a result of the buffer amount of 10%, the value at or above which each underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows: , for the MID Index and , for the SML Index, which in each case is 90% of its initial underlier value.
Underlier return:	With respect to each underlier: (final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	With respect to each underlier: final underlier value / initial underlier value
Worse performing underlier:	The underlier with the lower underlier return
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$10	$10	$0.25(2) $0.05(3)	$9.70
Total	$	$	$	$

(1)	Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.300 and $9.535 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Buffered PLUS and hold such Buffered PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Buffered PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Buffered PLUS available for secondary trading and, therefore, could adversely affect the price of the Buffered PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The Buffered PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS constitute our unsecured and unsubordinated obligations. The Buffered PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated February 22, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	With respect to the MID Index: , which is the closing level of that underlier on the pricing date With respect to the SML Index: , which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level*:	With respect to each underlier, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746Q157 / US06746Q1572
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of that underlier. In addition, the calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain changes in or modifications to that underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Buffered PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to either underlier or if a market disruption event occurs on the valuation date with respect to either underlier as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

March 2018	Page 2

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

You should read this document together with the prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Buffered PLUS are a part. This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated February 22, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

March 2018	Page 3

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Buffered PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Buffered PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Buffered PLUS on the pricing date is expected to be less than the initial issue price of the Buffered PLUS. The difference between the initial issue price of the Buffered PLUS and our estimated value of the Buffered PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Buffered PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Buffered PLUS and/or any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

You may revoke your offer to purchase the Buffered PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their pricing date. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

March 2018	Page 4

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Buffered PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Buffered PLUS, or amendment of the amount of interest or any other amounts due on the Buffered PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Buffered PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Buffered PLUS further acknowledges and agrees that the rights of the holders of the Buffered PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Buffered PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

March 2018	Page 5

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the worse performing of the underliers that enhances returns for any positive performance of the worse performing underlier

▪	To enhance returns and outperform the worse performing underlier in a bullish scenario

▪	To achieve similar levels of upside exposure to the worse performing underlier as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the worse performing underlier

If the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline of the worse performing underlier beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount.

Maturity:	Approximately 31 months
Leverage factor:	At least 108.80% (applicable only to the underlier return of the worse performing underlier, and only if the final underlier value of each underlier is greater than its initial underlier value). The actual leverage factor will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Interest:	None

March 2018	Page 6

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to any positive performance of the worse performing underlier. In exchange for enhanced performance of at least 108.80% of any appreciation of the worse performing underlier, investors are exposed to the risk of loss of up to 90% of their initial investment at maturity. The actual leverage factor will be determined on the pricing date. If the final underlier value of each underlier is greater than its initial underlier value, investors will receive the stated principal amount plus leveraged upside performance of the worse performing underlier at maturity. If the final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount, at maturity investors will receive the stated principal amount of their investment. However, if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount for every 1% decline of the worse performing underlier beyond the buffer amount. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the worse performing underlier relative to a direct investment in that underlier.
Upside Scenario	The final underlier value of each underlier is greater than its initial underlier value. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to at least 108.80% of the underlier return of the worse performing underlier. The actual leverage factor will be determined on the pricing date.
Par Scenario	The final underlier value of either underlier is less than or equal to its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS even though the value of the worse performing underlier has declined.
Downside Scenario	The final underlier value of either underlier is less than its initial underlier value by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay less than the stated principal amount by an amount that is equal to the percentage decrease of the worse performing underlier from its initial underlier value to its final underlier value beyond the buffer amount of 10%. For example, if the final underlier value of the worse performing underlier is equal to 50% of its initial underlier value, the Buffered PLUS will pay $6.00 per Buffered PLUS, or 60% of the stated principal amount, for a loss of 40% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

The payment at maturity on the Buffered PLUS is based solely on the worse performing underlier and you will not benefit from the performance of the better performing underlier. Therefore, investors will receive a positive return on their investment only if the final underlier value of each underlier is greater than its initial underlier value but investors may lose up to 90% of their investment if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, even if the other underlier appreciates or does not decline as much.

March 2018	Page 7

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The Buffered PLUS are not suitable for all investors. The Buffered PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value of each underlier will be greater than its initial underlier value, and you are willing and able to accept the risk that, if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You are willing and able to accept the individual market risk of each underlier and you understand that poor performance by either underlier over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underliers, nor will you have any voting rights with respect to the securities composing the underliers.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Buffered PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Buffered PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Buffered PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value of either underlier will be less than its initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You are unwilling or unable to accept the individual market risk of each underlier or the risk that poor performance by either underlier over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underliers.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Buffered PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Buffered PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Buffered PLUS. You should reach a decision whether to invest in the Buffered PLUS after carefully considering, with your advisors, the suitability of the Buffered PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Buffered PLUS for investment.

March 2018	Page 8

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the terms listed below. The payoff diagram is based on the worse performing underlier. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity.

Stated principal amount:	$10 per Buffered PLUS
Hypothetical leverage factor:	At least 108.80%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS.

Buffered PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value of each underlier is greater than its initial underlier value, at maturity investors will receive the $10 stated principal amount plus 108.80% of the appreciation of the worse performing underlier from its initial underlier value to its final underlier value.

▪	For example, if the worse performing underlier appreciates by 3%, at maturity investors would receive a 3.264% return, or $10.3264 per Buffered PLUS.

▪	Par Scenario. If the final underlier value of either underlier is less than or equal to its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount of 10%, at maturity investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the worse performing underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Buffered PLUS.

March 2018	Page 9

Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount of 10%, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the worse performing underlier beyond the buffer amount. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

▪	For example, if the worse performing underlier depreciates 50%, investors would lose 40% of their principal and receive only $6.00 per Buffered PLUS at maturity, or 60% of the stated principal amount, even if the other underlier has appreciated or has not declined as much.

What Is the Total Return on the Buffered PLUS at Maturity, Assuming a Range of Performances for the Worse Performing Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Buffered PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume, for each underlier, a hypothetical initial underlier value of 100.00, a hypothetical leverage factor of 108.80% and the buffer amount of 10%. The hypothetical initial underlier value of 100.00 for each underlier has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for either underlier. Please see “S&P MidCap 400® Index Overview” and “S&P SmallCap 600® Index Overview” below for recent actual values of the underliers. The actual initial underlier values and leverage factor will be determined on the pricing date. The table and examples below are based on the worse performing underlier. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity. The “worse performing underlier” is the underlier with the lower underlier return. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Buffered PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Buffered PLUS.

Final Underlier Value of the Worse Performing Underlier	Underlier Return of the Worse Performing Underlier	Underlier Performance Factor of the Worse Performing Underlier	Payment at Maturity	Total Return on Buffered PLUS
150.00	50.00%	N/A	$15.440	54.40%
140.00	40.00%	N/A	$14.352	43.52%
130.00	30.00%	N/A	$13.264	32.64%
120.00	20.00%	N/A	$12.176	21.76%
110.00	10.00%	N/A	$11.088	10.88%
105.00	5.00%	N/A	$10.544	5.44%
100.00	0.00%	N/A	$10.000	0.00%
95.00	-5.00%	95.00%	$10.000	0.00%
90.00	-10.00%	90.00%	$10.000	0.00%
85.00	-15.00%	85.00%	$9.500	-5.00%
80.00	-20.00%	80.00%	$9.000	-10.00%
70.00	-30.00%	70.00%	$8.000	-20.00%
60.00	-40.00%	60.00%	$7.000	-30.00%
50.00	-50.00%	50.00%	$6.000	-40.00%
40.00	-60.00%	40.00%	$5.000	-50.00%
30.00	-70.00%	30.00%	$4.000	-60.00%
20.00	-80.00%	20.00%	$3.000	-70.00%
10.00	-90.00%	10.00%	$2.000	-80.00%
0.00	-100.00%	0.00%	$1.000	-90.00%

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The final underlier value of each underlier is greater than its initial underlier value:

	S&P MidCap 400® Index	S&P SmallCap 600® Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	110.00	160.00

Because the final underlier value of each underlier is greater than its initial underlier value, the payment at maturity is calculated as follows:

$10 + leveraged upside payment

= $10 + ($10 × leverage factor × underlier return of the worse performing underlier)

Step 1: Calculate the underlier return of each underlier:

underlier return of the MID Index:

(final underlier value – initial underlier value) / initial underlier value = (110.00 – 100.00) / 100.00 = 10.00%

underlier return of the SML Index:

(final underlier value – initial underlier value) / initial underlier value = (160.00 – 100.00) / 100.00 = 60.00%

Step 2: Determine the worse performing underlier: The MID Index is the underlier with the lower underlier return.

Step 3: Calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return of worse performing underlier = ($10 × 108.80% × 10.00%)

= $1.088

Thus, the payment at maturity is $11.088 per Buffered PLUS, representing a 10.88% total return on the Buffered PLUS. As this example illustrates, even if both underliers appreciate, the payment at maturity will depend solely on the performance of the worse performing underlier and you will not benefit from the performance of the better performing underlier.

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Example 2: The final underlier value of at least one underlier is less than or equal to its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount of 10%:

	S&P MidCap 400® Index	S&P SmallCap 600® Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	100.00	95.00

Step 1: Calculate the underlier return of each underlier:

underlier return of the MID Index:

(final underlier value – initial underlier value) / initial underlier value = (100.00 – 100.00) / 100.00 = 100.00%

underlier return of the SML Index:

(final underlier value – initial underlier value) / initial underlier value = (95.00 – 100.00) / 100.00 = -5.00%

Step 2: Determine the worse performing underlier: The SML Index is the underlier with the lower underlier return.

Step 3: Calculate the payment at maturity:

Because the final underlier value of each underlier is less than or equal to its initial underlier value but the final underlier value of each underlier is not less than its initial underlier value by more than the buffer amount of 10%, the payment at maturity is equal to the stated principal amount of $10.00 per Buffered PLUS.

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Principal at Risk Securities

Example 3: The final underlier value of at least one underlier is less than its initial underlier value by more than the buffer amount of 10%:

	S&P MidCap 400® Index	S&P SmallCap 600® Index
Hypothetical Initial Underlier Value	100.00	100.00
Hypothetical Final Underlier Value	125.00	50.00

Because the final underlier value of at least one underlier is less than its initial underlier value by more than the buffer amount, the payment at maturity per Buffered PLUS is calculated as follows:

($10 × underlier performance factor of the worse performing underlier) + $1.00

= ($10 × (final underlier value of the worse performing underlier / initial underlier value of the worse performing underlier)) + $1.00

Step 1: Calculate the underlier return of each underlier:

underlier return of the MID Index:

(final underlier value – initial underlier value) / initial underlier value = (125.00 – 100.00) / 100.00 = 25.00%

underlier return of the SML Index:

(final underlier value – initial underlier value) / initial underlier value = (50.00 – 100.00) / 100.00 = -50.00%

Step 2: Determine the worse performing underlier: The SML Index is the underlier with the lower underlier return.

Step 3: Calculate the payment at maturity:

($10 × underlier performance factor of the worse performing underlier) + $1.00

= $10 × (final underlier value of the worse performing underlier / initial underlier value of the worse performing underlier) + $1.00

= $10 × (50.00 / 100.00) + $1.00 = $6.00

The total return on the Buffered PLUS is 40.00%. As this example illustrates, if the final underlier value of at least one underlier is less than its initial underlier value, you will incur a loss on your investment, even if the other underlier has appreciated or has not declined as much.

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Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Investing in the Buffered PLUS is not equivalent to investing directly in either or both of the underliers or the securities composing the underliers. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. If the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount of 10%, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by a percentage equal to the percentage decrease of the worse performing underlier from its initial underlier value to its final underlier value beyond the buffer amount. You may lose up to 90% of your initial investment in the Buffered PLUS.

▪	Credit of issuer. The Buffered PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Buffered PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Buffered PLUS losing all or a part of the value of your investment in the Buffered PLUS or receiving a different security from the Buffered PLUS, which may be worth significantly less than the Buffered PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Buffered PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	You are exposed to the market risk of each underlier. Your return on the Buffered PLUS is not linked to a basket consisting of each underlier. Rather, it will be contingent upon the independent performance of each underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlier. Poor performance by either underlier over the term of the Buffered PLUS will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier. If the final underlier value of either underlier is less than its initial underlier value by more than the buffer amount, you will be fully exposed to the decline in the worse performing underlier over the term of the Buffered PLUS on a 1-to-1 basis beyond the buffer amount, even if the other underlier has appreciated or has not declined as much. Accordingly, your investment is subject to the market risk of each underlier.

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Principal at Risk Securities

▪	Because the Buffered PLUS are linked to the performance of the worse performing underlier, you are less likely to receive a positive return on your investment, and you are exposed to greater risks of sustaining a loss on your investment, than if the Buffered PLUS were linked to only one underlier. The likelihood of receiving a positive return is lower, and the risk that you will suffer a loss on your investment is greater, if you invest in the Buffered PLUS as opposed to substantially similar securities that are linked to the performance of only one underlier. With two underliers, it is more likely that either underlier will close below its initial underlier value on the valuation date than if the Buffered PLUS were linked to only one underlier, and therefore it is less likely that you will receive a positive return and more likely that you will suffer a loss on your investment.

▪	Investing in the Buffered PLUS is not equivalent to investing in either or both underliers. Investing in the Buffered PLUS is not equivalent to investing in either or both underliers or the securities composing the underliers. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Buffered PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Buffered PLUS. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Buffered PLUS to maturity.

▪	The final underlier value is not based on the values of the underliers at any time other than the valuation date. The final underlier value for each underlier will be based solely on the closing level of that underlier on the valuation date and the payment at maturity will be based solely on the final underlier value of the worse performing underlier as compared to its initial underlier value. Therefore, if the value of the worse performing underlier has declined as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final underlier value of the worse performing underlier been determined at a time prior to such decline or after the value of the worse performing underlier has recovered. Although the value of the worse performing underlier on the maturity date or at other times during the term of your Buffered PLUS may be higher than the closing level of the worse performing underlier on the valuation date, you will not benefit from the value of the worse performing underlier at any time other than on the valuation date.

▪	The securities are subject to mid-capitalization companies risk with respect to the MID Index. The MID Index tracks companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the MID Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The securities are subject to small-capitalization companies risk with respect to the SML Index. The SML Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the SML Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	Adjustments to the underliers could adversely affect the value of the Buffered PLUS. The publisher of each underlier may discontinue or suspend calculation or publication of that underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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Principal at Risk Securities

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier values and, therefore, the values at or above which the respective underliers must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the values of the underliers on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the Buffered PLUS more than any other single factor, other factors that may influence the value of the Buffered PLUS include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	correlation (or lack of correlation) of the underliers;

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the Buffered PLUS mature;

o	supply and demand for the Buffered PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P MidCap 400® Index Overview” and “S&P SmallCap 600® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS. The estimated value of your Buffered PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Buffered PLUS. The difference between the initial issue price of your Buffered PLUS and the estimated value of the Buffered PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

▪	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Buffered PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of your Buffered PLUS may be materially different from the estimated value of the Buffered PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time will be

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Principal at Risk Securities

influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Buffered PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be lower than the initial issue price of your Buffered PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Buffered PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the initial issue date of the Buffered PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Buffered PLUS.

▪	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Buffered PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Buffered PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Buffered PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Buffered PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Buffered PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Buffered PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Buffered PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Buffered PLUS and such compensation or financial benefit may serve as an incentive to sell the Buffered PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Buffered PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the Buffered PLUS or any of its affiliates conducts hedging activities for us in connection with the Buffered PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the Buffered PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the Buffered PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Buffered PLUS. As calculation agent, we will determine any values of the underliers and make any other determinations necessary to calculate any payments on the Buffered PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an underlier is to be determined; if an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the Buffered PLUS; and calculating the value of an underlier on any date of determination in the event of certain changes in or modifications to that underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Buffered PLUS, and any of these determinations may adversely affect any payments on the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P MidCap 400® Index Overview

The MID Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. For more information about the MID Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information.

Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the MID Index and, effective March 10, 2017, the range of unadjusted company market capitalizations for potential additions to the MID Index was increased to $1.6 billion to $6.8 billion from a range of $1.4 billion to $5.9 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the MID Index, but securities already included in the MID Index have been grandfathered and are not affected by this change.

Information about the MID Index as of market close on March 14, 2018:

Bloomberg Ticker Symbol:	MID	52 Week High:	1,995.23
Current Closing Level:	1,929.28	52 Week Low:	1,681.04
52 Weeks Ago (3/15/2017):	1,729.38

The following table sets forth the published high, low and period-end closing levels of the MID Index for each quarter for the period of January 2, 2013 through March 14, 2018. The associated graph shows the closing levels of the MID Index for each day in the same period. The closing level of the MID Index on March 14, 2018 was 1,929.28. We obtained the closing levels of the MID Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the MID Index should not be taken as an indication of future performance. Future performance of the MID Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the MID Index during the term of the Buffered PLUS, including on the valuation date. We cannot give you assurance that the performance of the MID Index will not result in a loss on your initial investment.

S&P MidCap 400® Index	High	Low	Period End
2013
First Quarter	1,153.68	1,046.32	1,153.68
Second Quarter	1,214.89	1,104.79	1,160.82
Third Quarter	1,257.72	1,170.68	1,243.85
Fourth Quarter	1,342.53	1,222.86	1,342.53
2014
First Quarter	1,389.21	1,265.61	1,378.50
Second Quarter	1,432.94	1,318.50	1,432.94
Third Quarter	1,445.16	1,365.31	1,370.97
Fourth Quarter	1,474.40	1,288.10	1,452.44
2015
First Quarter	1,539.61	1,410.91	1,524.03
Second Quarter	1,549.44	1,499.68	1,502.17
Third Quarter	1,522.99	1,351.29	1,368.91
Fourth Quarter	1,473.14	1,366.44	1,398.58
2016
First Quarter	1,445.19	1,238.82	1,445.19
Second Quarter	1,525.14	1,416.66	1,496.50
Third Quarter	1,581.51	1,482.30	1,552.26
Fourth Quarter	1,696.12	1,476.68	1,660.58

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P MidCap 400® Index	High	Low	Period End
2017
First Quarter	1,758.27	1,667.44	1,719.65
Second Quarter	1,769.34	1,681.04	1,746.65
Third Quarter	1,795.94	1,691.67	1,795.94
Fourth Quarter	1,911.28	1,811.01	1,900.57
2018
First Quarter (through March 14, 2018)	1,995.23	1,801.29	1,929.28

MID Index Historical Performance— January 2, 2013 to March 14, 2018

* The dotted line indicates 90% of the closing level of the MID Index on March 14, 2018 as a hypothetical illustration of the buffer amount of 10%. The actual level below which you will lose some of your initial investment will be 90% of the initial underlier value of the MID Index (depending also on the performance of the SML Index).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P SmallCap 600® Index Overview

The SML Index consists of stocks of 600 companies selected to provide a performance benchmark for the small market capitalization segment in the U.S. equity markets. For more information about the SML Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SML Index and, effective March 10, 2017, the range of unadjusted company market capitalizations for potential additions to the SML Index was increased to $450 million to $2.1 billion from a range of $400 million to $1.8 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SML Index, but securities already included in the SML Index have been grandfathered and are not affected by this change.

Information about the SML Index as of market close on March 14, 2018:

Bloomberg Ticker Symbol:	SML	52 Week High:	979.57
Current Closing Level:	965.18	52 Week Low:	815.62
52 Weeks Ago (3/15/2017):	841.91

The following table sets forth the published high, low and period-end closing levels of the SML Index for each quarter for the period of January 2, 2013 through March 14, 2018. The associated graph shows the closing levels of the SML Index for each day in the same period. The closing level of the SML Index on March 14, 2018 was 965.18. We obtained the closing levels of the SML Index from Bloomberg, without independent verification. Historical performance of the SML Index should not be taken as an indication of future performance. Future performance of the SML Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SML Index during the term of the Buffered PLUS, including on the valuation date. We cannot give you assurance that the performance of the SML Index will not result in a loss on your initial investment.

S&P SmallCap 600® Index	High	Low	Period End
2013
First Quarter	531.73	488.98	531.38
Second Quarter	562.52	504.70	550.52
Third Quarter	609.15	558.48	607.76
Fourth Quarter	666.19	592.64	665.54
2014
First Quarter	682.91	619.96	671.12
Second Quarter	682.87	633.97	682.87
Third Quarter	692.54	634.99	634.99
Fourth Quarter	702.66	609.39	695.08
2015
First Quarter	728.01	666.51	720.20
Second Quarter	742.13	701.32	719.20
Third Quarter	728.07	641.76	650.19
Fourth Quarter	711.36	647.03	671.74
2016
First Quarter	686.97	588.26	686.97
Second Quarter	726.38	668.72	708.36
Third Quarter	765.47	700.06	756.90
Fourth Quarter	857.50	703.64	837.96

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P SmallCap 600® Index	High	Low	Period End
2017
First Quarter	862.21	820.06	844.17
Second Quarter	866.07	815.62	855.85
Third Quarter	903.98	817.25	903.98
Fourth Quarter	945.12	889.94	936.26
2018
First Quarter (through March 14, 2018)	979.57	893.05	965.18

SML Index Historical Performance— January 2, 2013 to March 14, 2018

* The dotted line indicates 90% of the closing level of the SML Index on March 14, 2018 as a hypothetical illustration of the buffer amount of 10%. The actual level below which you will lose some of your initial investment will be 90% of the initial underlier value of the SML Index (depending also on the performance of the MID Index).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Buffered PLUS Based on the Value of the Worse Performing of the S&P MidCap 400® Index and the S&P SmallCap 600® Index due November 3, 2020

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Buffered PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underliers. Assuming this treatment is respected, upon a sale or exchange of the Buffered PLUS (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Buffered PLUS, which should equal the amount you paid to acquire the Buffered PLUS. This gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Buffered PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Buffered PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Buffered PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underliers and any other securities or instruments we may wish to use in connection with such hedging. Trading and other

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

transactions by us or our affiliates could affect the values of the underliers, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Buffered PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Buffered PLUS, in each case as specified on the cover page of this document.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Buffered PLUS will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Buffered PLUS are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Buffered PLUS or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

March 2018	Page 24